Exhibit 99.1
FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Appoints Interim CFO and New CAO

INDIANAPOLIS - (PR NEWSWIRE) - August 11, 2020 - Calumet Specialty Products Partners, L.P. (“Calumet,” the “Partnership” or the “Company”) (NASDAQ: CLMT), a leading independent producer of specialty hydrocarbon and fuels products, announced today that it has named L. Todd Borgmann as the Partnership’s Senior Vice President & Interim Chief Financial Officer (“CFO”). Borgmann will assume the CFO duties on September 1, 2020 following an orderly transition with the current EVP & CFO, H. Keith Jennings, who has announced he will leave the organization effective August 31, 2020.  As Interim CFO, Borgmann will help execute Calumet’s ongoing transformation strategy to become a premier specialty products company. He will lead all treasury, tax, IT and capital market activities and be charged with managing the Partnership’s balance sheet and improving its corporate finance capabilities.

Calumet also named Vincent Donargo as the Partnership’s Chief Accounting Officer (“CAO”) effective August 10, 2020.  Mr. Donargo has served as the Company’s interim CAO since June of this year. He will lead Calumet’s accounting function and will continue the work to improve the Company’s internal controls.

Steve Mawer, Chief Executive Officer, said, “We are excited and fortunate to transition Todd into the CFO role as he brings over 12 years of experience with Calumet across a variety of management roles and responsibilities. His deep understanding of Calumet’s business and sharp financial mind make him perfect for the role as we remain focused on driving positive cash flow from operations, enhancing our liquidity, and improving the Partnership's balance sheet and leverage metrics. We are also looking forward to continuing to work with Vince as our Chief Accounting Officer. Vince brings extensive public company finance experience and has done an excellent job as our interim CAO.”

Borgmann added, “I am looking forward to moving into the CFO role on an interim basis. We have a strong finance team, and I am eager to build upon the momentum that the company has been generating. My time with Calumet has allowed me to develop a comprehensive understanding of our business and the industries in which we operate. I am confident that we, as a management team, can leverage this experience to drive value for our unitholders and stakeholders.”

Mr. Borgmann has over twelve years of experience with Calumet, serving the Company across a diverse set of management roles. For the last five years, Borgmann served as Vice President of Supply & Trading, developing extensive knowledge of petroleum markets, refining operations and risk management. Borgmann has also served as Calumet’s Vice President of Business Development and Director of the Partnership’s White Oils and Petrolatums sales. Borgmann earned a Bachelor of Science in Industrial Engineering from Purdue University and a Masters of Business Administration from the University of Notre Dame.

Mr. Donargo has served as the interim Chief Accounting Officer for Calumet since June 2020. Prior to joining Calumet, Donargo served as Chief Accounting Officer at Celadon Group Inc., a public transportation and logistics provider with over $1 billion in annual revenue, a role in which he served since November 2017. Previously, Donargo served in a variety of financial and accounting roles, including Chief Financial Officer and Treasurer of Beaulieu Group, and Executive Vice President of Finance Operations at Brightstar Corporation. Donargo earned a Bachelor of Arts from Rutgers University.

About Calumet Specialty Products Partners, L.P.

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates nine manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas and eastern Missouri.

For further information: Investor/Media Inquiry Contact: Alpha IR Group, Joe Caminiti or Chris Hodges, Phone: 312-445-2870, CLMT@alpha-ir.com